Filed pursuant to Rule 424(b)(3)
Registration No. 333-169755

PROSPECTUS SUPPLEMENT NO. 1

28,392,337 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 1 supplements and amends the prospectus dated April 10, 2012, which constitutes part of our registration statement on Form S-1 (No. 333-169755) relating to up to 28,392,337 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 19, 2012.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2012.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) April 19, 2012; (April 16, 2012)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2012, the board of directors of Guided Therapeutics, Inc. appointed Linda Rosenstock, MD, MPH, as a director of the Company, effective immediately.  In connection with her appointment, the board awarded Dr. Rosenstock with options to purchase 75,000 shares of the Company's common stock under its 1995 stock plan. The options have an exercise price of $0.81 per share. One-quarter of the options are immediately exercisable, and the remainder will vest in equal monthly installments through year end 2012.  Dr. Rosenstock has not been named to a board committee at this time.

Dr. Linda Rosenstock, 61, is Dean of the University of California, Los Angeles (UCLA) Fielding School of Public Health. She holds appointments as Professor of Medicine and Environmental Health Sciences and is a recognized authority in broad areas of public health and science policy. Before coming to UCLA in 2000, Dr. Rosenstock served as Director of the National Institute for Occupational Safety and Health (NIOSH) for nearly seven years. She is also a director of Skilled Healthcare Group, Inc.

On April 17, the Company issued a news release announcing Dr. Rosenstock’s appointment, a copy of which is furnished as Exhibit 99.1 hereto and which is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
99.1	Press Release dated April 17, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark L. Faupel, Ph.D.
Mark L. Faupel, Ph.D.
CEO & President
Date: April 19, 2012

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